EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                      FOURTH QUARTER AND YEAR 2007 RESULTS

                           FOURTH QUARTER 2007 RESULTS
o    Funds from  Operations of $20.6  Million or $.86 Per Share,  an Increase of
     19.4%
o    Net Income  Available  to Common  Stockholders  of $8.6 Million or $.36 Per
     Share
o    Same   Property  Net  Operating   Income   Growth  of  1.4%,   2.6%  Before
     Straight-Line Rent Adjustments
o    96.0% Leased, 95.4% Occupied
o    Paid 112th Consecutive Quarterly Dividend - $.50 Per Share
o    $40 Million Invested in Development and Acquisitions

                                YEAR 2007 RESULTS
o    Funds from  Operations of $74.2 Million or $3.12 Per Share,  an Increase of
     11.0%
o    Net Income  Available to Common  Stockholders of $27.1 Million or $1.14 Per
     Share
o    Same   Property  Net  Operating   Income   Growth  of  3.6%,   4.4%  Before
     Straight-Line Rent Adjustments
o Paid Annual Dividends of $2.00 Per Share - Fifteenth Consecutive Year of Dividend Growth With Average Annual Increase of 4.7%
o    $171 Million Invested in Development and Acquisitions During the Year
o 22 Development Projects with Estimated Costs of $154 Million Under Construction or In Lease-Up at Year-End
o    Debt-to-Total Market Capitalization of 36.9% at Year-End
o    Interest Coverage of 3.7x and Fixed Charge Coverage of 3.4x for the Year

JACKSON, MISSISSIPPI, February 13, 2008 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months and year ended December 31, 2007.

EastGroup earned record high funds from operations (FFO) for both the fourth quarter and the year. Commenting on the Company's performance, David H. Hoster II, President and CEO, stated, "We are pleased with the solid operating results achieved during 2007. We continued to generate growth in FFO per share with the fourth quarter of 2007 representing our fourteenth consecutive quarter of increased FFO per share compared to the previous year's quarter. It was also the eighteenth consecutive quarter of same property net operating income (PNOI) growth both with and without the straight-lining of rents, which illustrates the ongoing strength of our property operations.

"The Company also experienced significant growth in its development program during the year. This is a reflection of both the good leasing activity at our development properties and the vibrancy of our

                                     -MORE-

   P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441
development submarkets. Our development program has been and, we believe, will continue to be a creator of shareholder value and a major contributor to our future growth in FFO. Our goal is to add quality, state-of-the-art investments to our portfolio and thereby increase total returns to our shareholders in both the short and long term.

"EastGroup continues to be in a strong financial position. We have an improved credit facility, debt-to-total market capitalization was 36.9% at December 31, 2007, and we have maintained good coverage ratios. These factors position us well for continued future growth."

FUNDS FROM OPERATIONS

For the quarter ended December 31, 2007, FFO was $.86 per share compared with $.72 for the same period of 2006, an increase of 19.4% per share. PNOI increased 13.6% due to additional PNOI of $1,568,000 from newly developed properties, $1,404,000 from 2006 and 2007 acquisitions and $352,000 from same property growth.

A gain on the sale of land in lieu of condemnation at Arion Business Park was recorded during the quarter, increasing FFO by $2,572,000. Excluding gain on land sales of $2,579,000 in the fourth quarter of 2007 and $129,000 in the same quarter of 2006, FFO per share increased 7.0% in the fourth quarter of 2007 compared to the previous year's quarter.

For the year ended December 31, 2007, FFO was $3.12 per share compared with $2.81 per share for 2006, an increase of 11.0% per share. PNOI increased 14.4% due to additional PNOI of $5,671,000 from newly developed properties, $4,813,000 from 2006 and 2007 acquisitions and $3,368,000 from same property growth.

The Company recognized gain on land sales of $2,602,000 in 2007 compared to $791,000 in 2006. In addition, $1,149,000 in lease termination fees were recognized in 2007 compared to $410,000 in 2006. Without termination fees and gain on land sales for both years, the increase in FFO per share would have been 7.2%.

PNOI from same properties increased 1.4% for the quarter; 2.6% before straight-line rent adjustments. Rental rate increases on new and renewal leases (4.2% of total square footage) averaged 17.3% for the quarter; 7.9% before straight-line rent adjustments.

For the year, PNOI from same properties increased 3.6%; 4.4% before straight-line rent adjustments. Rental rate increases on new and renewal leases (21.5% of total square footage) averaged 12.4% for the year; 4.0% before straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.36 for the three months ended December 31, 2007 compared to $.46 per share in the same period of 2006. Gain on sales of real estate was $.14 per share in the fourth quarter of 2007 compared to $.20 per share in the same period of 2006. Diluted EPS was $1.14 in 2007 compared to $1.17 in 2006, and gain on sales of real estate was $.15 per share in 2007 compared to $.26 per share in 2006.

DEVELOPMENT

During 2007, EastGroup transferred 14 development properties to the portfolio as detailed below:

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

                                                                                                         Percent          Projected
      Real Estate Properties Transferred                                Date                             Leased           Stabilized
           from Development in 2007                    Size          Transferred         Cost          at 02/13/08         Yield(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                   (Square feet)                    (In thousands)
Santan 10 II, Chandler, AZ..................            85,000         01/01/07       $  5,523             100%              10.0%
Oak Creek III, Tampa, FL....................            61,000         03/23/07          3,591             100%               9.7%
Southridge VI, Orlando, FL..................            81,000         04/01/07          5,323             100%              10.7%
Arion 16, San Antonio, TX...................            64,000         04/20/07          3,899             100%              10.6%
Southridge III, Orlando, FL.................            81,000         04/20/07          5,445             100%               9.9%
Southridge II, Orlando, FL..................            41,000         05/01/07          4,230             100%              10.5%
World Houston 15, Houston, TX...............            63,000         05/01/07          6,100             100%              10.0%
World Houston 23, Houston, TX...............           125,000         05/01/07          7,920             100%              10.3%
Arion 17, San Antonio, TX...................            40,000         06/01/07          3,809             100%              10.2%
Beltway Crossing II, Houston, TX............            50,000         09/01/07          3,159             100%               9.7%
SunCoast II, Fort Myers, FL.................            63,000         10/10/07          5,667             100%               9.6%
Castilian Research Center,
    Santa Barbara, CA.......................            37,000         10/15/07          8,919              82%               6.5%
Oak Creek V, Tampa, FL......................           100,000         11/01/07          5,877              93%               9.8%
World Houston 22, Houston, TX...............            68,000         12/31/07          4,642             100%               9.6%
                                                   ------------                     -----------
   Total Developments Transferred...........           959,000                        $ 74,104
                                                   ============                     ===========

(1) Based on 100% occupancy and rents computed on a straight-line basis.

During the fourth quarter, EastGroup began construction of three additional developments with a total of 279,000 square feet. These buildings, which are located in Ft. Myers and Houston, have a projected total investment of $19.7 million.

For the year, the Company had development starts of over $120 million with a total of approximately 1.8 million square feet. EastGroup also acquired 102 acres of land for new development in Houston, San Antonio and Tucson for a combined cost of $12.3 million.

At December 31, 2007, EastGroup had 22 development properties containing 2,290,000 square feet with a projected total cost of approximately $154 million either in lease-up or under construction. These properties were collectively 39% leased at December 31, 2007 and 42% at February 13, 2008.

ACQUISITIONS AND SALES

In October, EastGroup sold Delp Distribution Center I (152,000 square feet) in Memphis for $3,275,000 and realized a gain of $603,000. This transaction reduces the Company's investment in Memphis to approximately $2.2 million and 112,000 square feet.

In December, the Company acquired Concord Distribution Center in Denver for $6.1 million. The building, which contains 78,000 square feet, is 100% leased to three customers. The property is expected to generate a cash yield of 6.9% and a GAAP yield of 7.4% at its current occupancy of 100% in 2008.

During the year, EastGroup acquired seven operating properties (1,079,000 total square feet) for a total cost of $57.3 million and one property for redevelopment (68,000 square feet) for $4.1 million. These properties are located in Charlotte, Dallas, San Antonio, Denver, Tucson, and City of Industry (Los Angeles), California.

The Company is currently under contract to purchase a portfolio of properties in Charlotte for a total purchase price of $41.9 million. The portfolio consists of five buildings with 669,000 square feet in four different locations and 9.9 acres of developable land. In total, the buildings are 86% leased to 14

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441
customers. This acquisition is expected to close during the first quarter of 2008 and will increase EastGroup's total ownership in Charlotte to over 1.6 million square feet.

DIVIDENDS

EastGroup paid dividends of $.50 per share of common stock in the fourth quarter of 2007, which was the 112th consecutive quarterly distribution to EastGroup's common stockholders. The annualized dividend rate of $2.00 per share yields 4.6% on the closing stock price of $43.09 on February 12, 2008.

EastGroup also paid quarterly dividends of $.4969 per share on its Series D Preferred Stock on January 15, 2008 to stockholders of record as of December 31, 2007.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 36.9% at December 31, 2007. For the year, the Company had an interest coverage ratio of 3.7x and a fixed charge coverage ratio of 3.4x. Total debt at December 31, 2007 was $600.8 million with floating rate bank debt comprising $135.4 million of that total.

In January 2008, EastGroup executed a four-year, $200 million unsecured revolving credit facility with a group of seven banks which was arranged by PNC Capital Markets LLC. The interest rate on the facility is based on the LIBOR index and varies according to debt-to-total asset value ratios, with an annual facility fee of 15-20 basis points.

Under this facility, EastGroup's interest rate is currently LIBOR plus .70% (3.95%) with an annual facility fee of .20%. The line of credit, which matures in January 2012, can be expanded by $100 million and has an option for a one-year extension. This credit facility replaces the expiring three-year, $175 million credit facility.

Mr. Hoster stated, "We are pleased with the quality and depth of our bank group and by the level of loan commitments, which resulted in the facility being oversubscribed. With this new line of credit, we lowered our interest spread by 25 basis points as well as improving many other terms from our previous credit line."

In December 2007, the Company signed an application on a $78 million, non-recourse first mortgage loan secured by properties containing 1.6 million square feet. The loan is expected to close in March 2008 and will have a fixed interest rate of 5.50%, a seven-year term and an amortization schedule of 20 years. The proceeds of this mortgage will be used to reduce variable rate bank borrowings.

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441
fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its fourth quarter and review the Company's current operations on Thursday, February 14, 2008, at 10:00 A.M. Eastern Time. A live broadcast of the conference call is available by dialing 1-800-862-9098 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Thursday, February 14, 2008. The telephone replay will be available until Thursday, February 21, 2008, and can be accessed by dialing 1-800-695-0715. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Thursday, February 21, 2008.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona and California. The Company's goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 23.8 million square feet with an additional 2.2 million square feet of properties under development. EastGroup Properties, Inc. press releases are available on the Company's website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not in the present or past tense and can be identified by the words "will," "anticipates," "expects," "believes," or other words or phrases that indicate future trends or events. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

o    changes in general economic conditions;
o    the extent of tenant defaults or of any early lease terminations;
o the Company's ability to lease or re-lease space at current or anticipated rents;
o    the availability of financing;
o    changes in the supply of and demand for industrial/warehouse properties;
o    increases in interest rate levels;
o    increases in operating costs;
o natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;
o    changes in governmental regulation, tax rates and similar matters; and
o other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule,
     development  or  operating  costs  may  be  greater  than   anticipated  or
     acquisitions may not close as scheduled.

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.

                                     -MORE-

   P. O. Box 22728 - JACKSON, MS 39225 - TEL . 601-354-3555 - FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                  Three Months Ended          Twelve Months Ended
                                                                                     December 31,                 December 31,
                                                                                ----------------------------------------------------
                                                                                  2007          2006          2007           2006
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $  38,447        34,409       150,638       132,963
Other income                                                                           27           (73)           92           182
                                                                                ----------------------------------------------------
                                                                                   38,474        34,336       150,730       133,145
                                                                                ----------------------------------------------------
EXPENSES
Expenses from real estate operations                                               10,359         9,675        41,118        37,218
Depreciation and amortization                                                      12,596        10,550        47,908        41,377
General and administrative                                                          2,427         1,967         8,295         7,401
                                                                                ----------------------------------------------------
                                                                                   25,382        22,192        97,321        85,996
                                                                                ----------------------------------------------------

OPERATING INCOME                                                                   13,092        12,144        53,409        47,149

OTHER INCOME (EXPENSE)
  Equity in earnings of unconsolidated investment                                      71            74           285           287
  Gain on sales of land                                                             2,579           123         2,602           123
  Interest income                                                                     212            31           306           142
  Interest expense                                                                 (7,152)       (5,570)      (27,314)      (24,616)
  Minority interest in joint ventures                                                (168)         (148)         (609)         (600)
                                                                                ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                   8,634         6,654        28,679        22,485
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                    8           287            95         1,022
  Gain on sales of real estate investments                                            660         4,636           960         5,727
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                   668         4,923         1,055         6,749
                                                                                ----------------------------------------------------

NET INCOME                                                                          9,302        11,577        29,734        29,234

Preferred dividends-Series D                                                          656           656         2,624         2,624
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $   8,646        10,921        27,110        26,610
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.34          0.26          1.11          0.89
  Income from discontinued operations                                                0.03          0.21          0.04          0.30
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.37          0.47          1.15          1.19
                                                                                ====================================================

  Weighted average shares outstanding                                              23,605        23,425        23,562        22,372
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.33          0.25          1.10          0.87
  Income from discontinued operations                                                0.03          0.21          0.04          0.30
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.36          0.46          1.14          1.17
                                                                                ====================================================

  Weighted average shares outstanding                                              23,819        23,749        23,781        22,692
                                                                                ====================================================

Dividends declared per common share                                             $    0.50          0.49          2.00          1.96


                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended          Twelve Months Ended
                                                                                      December 31,                December 31,
                                                                                ----------------------------------------------------
                                                                                   2007          2006          2007          2006
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $   38,447        34,409       150,638      132,963
Expenses from real estate operations                                               (10,359)       (9,675)      (41,118)     (37,218)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                                28,088        24,734       109,520       95,745

Equity in earnings of unconsolidated investment
   (before interest and depreciation)                                                  190           195           764          773
Interest income                                                                        212            31           306          142
Other income (loss)                                                                     27           (73)           92          182
General and administrative expense                                                  (2,427)       (1,967)       (8,295)      (7,401)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
  AMORTIZATION (EBITDA)                                                             26,090        22,920       102,387       89,441

Income from discontinued operations (before depreciation and amortization)               8           451           245        1,862
Interest expense (1)                                                                (7,152)       (5,570)      (27,314)     (24,616)
Interest expense from unconsolidated investment                                        (86)          (88)         (347)        (354)
Minority interest in earnings (before depreciation and amortization)                  (219)         (186)         (783)        (751)
Gain on sales of land                                                                2,579           129         2,602          791
Dividends on Series D preferred shares                                                (656)         (656)       (2,624)      (2,624)
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                        20,564        17,000        74,166       63,749

Depreciation and amortization from continuing operations                           (12,596)      (10,550)      (47,908)     (41,377)
Depreciation and amortization from discontinued operations                               -          (164)         (150)        (840)
Depreciation from unconsolidated investment                                            (33)          (33)         (132)        (132)
Minority interest depreciation and amortization                                         51            38           174          151
Gain on sales of depreciable real estate investments                                   660         4,630           960        5,059
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                          8,646        10,921        27,110       26,610

Dividends on preferred shares                                                          656           656         2,624        2,624
                                                                                ----------------------------------------------------

NET INCOME                                                                      $    9,302        11,577        29,734       29,234
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (2)
Income from continuing operations                                               $     0.33          0.25          1.09         0.87
Income from discontinued operations                                                   0.03          0.21          0.05         0.30
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $     0.36          0.46          1.14         1.17
                                                                                ====================================================

Funds from operations available to common stockholders                          $     0.86          0.72          3.12         2.81
                                                                                ====================================================

Weighted average shares outstanding for EPS and FFO purposes                        23,819        23,749        23,781       22,692
                                                                                ====================================================


(1) Net of capitalized interest of $1,661,000 and $1,240,000 for the three months ended December 31, 2007 and 2006, respectively; and $6,086,000 and $4,336,000 for the twelve months ended December 31, 2007 and 2006, respectively.

(2) Assumes dilutive effect of common stock equivalents.